CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of:

(i)	our reports dated December 23, 2014 relating to the financial statements and financial highlights which appear in the October 31, 2014 annual reports to shareholders of Invesco All Cap Market Neutral, Invesco Select Companies Fund, Invesco China Fund, Invesco Emerging Market Local Currency Debt Fund, Invesco Emerging Markets Equity Fund, Invesco Endeavor Fund, Invesco Global Health Care Fund, Invesco International Total Return Fund, Invesco Developing Markets Fund, Invesco Pacific Growth Fund, Invesco Global Infrastructure Fund, Invesco Low Volatility Emerging Markets Fund, Invesco Macro International Equity Fund, Invesco Macro Long/Short Fund and

(ii)	our reports dated December 29, 2014, relating to the financial statements and financial highlights which appear in the October 31, 2014 annual reports to shareholders of Invesco Premium Income Fund, Invesco Balanced-Risk Allocation Fund, Invesco Balanced-Risk Commodity Strategy Fund, Invesco Global Markets Strategy Fund, Invesco Global Market Neutral Fund, Invesco Global Targeted Returns Fund, Invesco Long/Short Equity Fund, Invesco MLP Fund, Invesco Strategic Income Fund and Invesco Unconstrained Bond Fund,

the twenty four funds constituting the AIM Investment Funds (Invesco Investment Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 24, 2015